Exhibit 99.1

Cohen & Steers, Inc. 280 Park Avenue New York, NY 10017-1216 212 832 3232

Contact: Paul Zettl, Senior Vice President Head of Global Marketing 212 446 9189

Jon Cheigh Named Chief Investment Officer at Cohen & Steers

NEW YORK, October 30, 2019—Cohen & Steers, Inc. (NYSE: CNS) is pleased to announce that Jon Cheigh, Executive Vice President and Head of Global Real Estate, has been named Chief Investment Officer. The appointment leverages Mr. Cheigh’s success as a leader and mentor, as well as the mutual respect he has formed with his peers over his 15 years with the firm. He succeeds Joseph Harvey, President of Cohen & Steers, who has held the position of CIO since 2003 and was recently appointed to the Board of Directors.

Mr. Cheigh remains Head of Global Real Estate and will continue to focus the majority of his time on managing the real estate team, process and portfolios. As CIO, he will provide guidance and oversight to all Cohen & Steers investment teams and facilitate deeper interactions across the department.

A 24-year veteran of the investment industry, Mr. Cheigh joined the Cohen & Steers U.S. Real Estate team in 2005 as a research analyst after spending a decade as a real estate analyst and acquisition specialist. He was promoted to portfolio manager in 2008 and was made Head of Global Real Estate in 2012. Jon has been a key contributor to the real estate team since he joined, demonstrating his strengths as a portfolio manager, leader and champion of team debate, culture and inclusion.

Robert Steers, Chief Executive Officer, said:

“Through his leadership of the global real estate team, Jon has played a key role in extending our legacy of investment excellence by fostering a culture of collaboration and inclusion. With a deep bench of talent in place, Jon can continue to lead the global real estate team effectively while leveraging his success in generating alpha and sharing best practices across the investment department.”

Joseph Harvey, President, added:

“We believe a CIO’s primary function should be to make sure the investment teams have the resources and guidance they need to succeed. At Cohen & Steers, the role of CIO provides strategic direction and does not mandate investment strategy or direct portfolio decisions. Our lead portfolio managers will continue to have full discretion over their portfolios. Jon has done an outstanding job advocating for his team and fostering an environment of intellectual debate, collaboration and investment excellence.”

SOURCE: Cohen & Steers, Inc.

CONTACT: Paul Zettl, Head of Global Marketing: 212 446 9189

WEBSITE: https://www.cohenandsteers.com

SYMBOL: CNS (NYSE)

About Cohen & Steers. Cohen & Steers is a global investment manager specializing in liquid real assets, including real estate securities, listed infrastructure and natural resource equities, as well as preferred securities and other income solutions. Founded in 1986, the firm is headquartered in New York City, with offices in London, Hong Kong and Tokyo.

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